UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Assured Guaranty Ltd.
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ASSURED GUARANTY LTD. 30 Woodbourne Avenue Hamilton HM 08 Bermuda April 22, 2011 Annual Meeting General Meeting May 4, 2011 Supplemental Information Regard Proposal No. 3 Advisory Vote on Executive Compensation Explanatory Note Commencing on April 22, 2011, Assured Guaranty Ltd. (which we refer to as AGL, we, us or our; we use Assured Guaranty or the Company to refer to AGL and its subsidiaries) made the following communication available to its shareholders. Waiver of Certain Rights under Employment Arrangements Overview We write to make you aware that, on April 21, 2011, Dominic J. Frederico, our President and Chief Executive Officer, Robert B. Mills, our Chief Financial Officer, James M. Michener, our General Counsel and Robert A. Bailenson, our Chief Accounting Officer, each agreed, effectively immediately, to waive:  rights they have, pursuant to their respective employment agreements with the Company and past practices of the Company, to tax gross-up payments for certain tax liabilities, as described further below; rights they have, pursuant to their respective employment agreements, to accelerated vesting of stock-based awards granted on or after such date upon a change in control; and rights they have, pursuant to their respective employment agreements, to certain payments and benefits following a voluntary termination, other than for good reason, within a specified period following a change in control. Housing Tax Gross-Up and FICA Reimbursement In April 2004, in connection with the initial public offering of Assured Guaranty, we retained Mr. Frederico and Mr. Michener as executive officers of the Company. Because Mr. Frederico and Mr. Michener reside in Bermuda, where our Company is located, they are subject to both Bermuda payroll tax and Federal Insurance Contributions Act (“FICA”) tax, and we agreed to reimburse them FICA taxes to which they may be subject when they are present in the United States. In addition, after a change in tax law in 2006, we agreed to provide Mr. Frederico and Mr. Michener with a gross-up payment for taxes to which they may be subject as a result of the housing allowance they receive from the Company in order to maintain a residence in

Bermuda. In connection with a review of our executive compensation practices, effective immediately, each of Mr. Frederico and Mr. Michener has agreed to waive these benefits and we have determined that we will not enter into any new agreements with named executive officers providing for FICA reimbursement or a housing tax gross-up. Excise Tax Gross-Up Each employment agreement with the named executive officers provides for an excise tax gross-up payment for any taxes incurred by such person pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, or for any additional taxes incurred by such person because of such gross-up payment. We disclosed in 2010 that we had determined we would not enter into any new or materially amended agreements with named executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control. Each of Mr. Frederico, Mr. Mills, Mr. Michener and Mr. Bailenson has agreed to waive their rights to such excise tax gross-up payments effective immediately. Change in Control Provisions Each employment agreement with the named executive officers provides that, upon a change in control of the Company, the stock-based awards in which such person is not yet vested will become fully vested; and such person may resign for any reason within a specified period after the change in control and still receive severance payments and be eligible for a bonus and benefits. In connection with a review of our executive compensation practices, effective immediately, each of Mr. Frederico, Mr. Mills, Mr. Michener and Mr. Bailenson has agreed to waive all acceleration of vesting for stock-based awards granted on or after April 21, 2011 upon a change in control and, except in the case of a resignation for good reason within the meaning of the applicable employment agreement, to waive the right to resign within a specified time period after a change in control and still be entitled to severance, a bonus and benefits. The Company has determined not to enter into any new agreements or other arrangements with named executive officers providing for acceleration of long-term incentive and equity vesting upon a change in control, or the right to receive severance or to be eligible for a bonus or continuation of employee benefits after a change in control, unless they are either terminated by the Company without cause or they resign for good reason, within the meaning of the applicable agreement or arrangement. Performance Retention Plan Calculation We also write to ask for your support at our 2011 Annual General Meeting of shareholders by voting in accordance with the recommendations of our Board of Directors on all proposals, including the advisory vote on our executive compensation program (also known as “say-on-pay”). Proposal No. 3 in our proxy statement includes the relevant information regarding this matter.

ISS Proxy Advisory Services (“ISS”) recently issued a report in which it asserts that when total shareholder returns lag on a year-over-year basis, CEO total direct compensation should decline by at least 10%. Based on the ISS calculation methodology, Mr. Frederico’s total direct compensation declined by 8.81% from 2009 to 2010. The difference between 10% and 8.81% is approximately $117,500. The ISS figures do not take into account the fact that the performance retention plan (“PRP”) awards set forth in the non-equity inventive plan compensation column in the summary compensation table of our proxy statement represent the payout for awards granted in prior periods. For example, the $1,011,225 payment for 2010 is the payout for awards granted in February 2008 and 2009 that vested on December 31, 2010. Such payout amount was not earned entirely in 2010. Instead, as discussed in our proxy statement, a PRP award vests 25% after a two-year performance period, 25% after a three-year performance period, and 50% after a four- year performance period. The amount paid out for a given performance period may increase or decrease depending on the rate of change of the Company’s adjusted book value per share and operating return on equity over such performance period. It is possible that the named executive officers, including Mr. Frederico, may not be entitled to a payout at all if, during a performance period, the growth in the Company’s adjusted book value per share is negative, and the Company’s operating return on equity is not at least 3% for such period. The payout for 2010 reflected in the summary compensation table constitutes 25% of the February 2009 award vesting in respect of a two-year performance period (2009 and 2010) and 25% of the February 2008 award vesting in respect of a three-year performance period (2008, 2009 and 2010), adjusted pursuant to a formula set out in the plan using the Company’s adjusted book value per share and operating return on equity for such periods. If the ISS calculation were to have considered the PRP grants awarded to Mr. Frederico in February 2010 for 2009 performance and in February 2011 for 2010 performance, the comparison would have revealed that Mr. Frederico’s non-equity incentive compensation did not increase from $428,625 in 2009 to $1,011,225 in 2010, but rather was reduced by 17.1% by our Compensation Committee from $2,050,000 for 2009 performance to $1,700,000 for 2010 performance. In fact, when comparing Mr. Frederico’s total compensation for 2009 performance versus 2010 performance, taking into account the amounts granted in February 2010 (for 2009 performance) versus February 2011 (for 2010 performance), it is the case that his total compensation declined by 15.8% and his variable compensation declined by 21.6%, as demonstrated by the following two tables: TOTAL COMPENSATION 2010 2009 Salary $900,000 $812,500 Cash Bonus $3,600,000 $4,100,000 PRP Awards $1,700,000 $2,050,000 Stock Options -- $1,648,000* Restricted Share Units $2,364,800 $1,979,000 All Other Compensation $1,094,892 $880,000** Total Compensation $9,659,652 $11,469,500 % Increase – (Decrease) (-15.8%) * Reflects ISS methodology to calculate value of stock options. ** The $869,000 for “All Other Compensation” used by ISS should be $880,207, as disclosed in our 2011 proxy statement.

VARIABLE COMPENSATION 2010 2009 Cash Bonus $3,600,000 $4,100,000 PRP Awards $1,700,000 $2,050,000 Stock Options -- $1,648,000* Restricted Share Units $2,364,800 $1,979,000 Total Variable Compensation $7,664,800 $9,777,000 % Increase – (Decrease) (-21.6%) * Reflects ISS methodology to calculate value of stock options. The above calculation uses the ISS methodology to calculate the value of stock options, which differs from the methodology we use to expense such stock options in our audited financial statements. If we were to value the stock options in the manner in which we record the expense for them in our audited financial statements, Mr. Frederico’s total compensation for such period declined by 12.0% and his variable compensation declined by 17.4%, as demonstrated by the following two tables: TOTAL COMPENSATION 2010 2009 Salary $900,000 $812,500 Cash Bonus $3,600,000 $4,100,000 PRP Awards $1,700,000 $2,050,000 Stock Options -- $1,154,500* Restricted Share Units $2,364,800 $1,979,000 All Other Compensation $1,094,892 $ 880,000** Total Compensation $9,659,652 $10,976,000 % Increase – (Decrease) (-12.0%) * Reflects Assured Guaranty’s methodology to calculate value of stock options. ** The $869,000 for “All Other Compensation” used by ISS should be $880,207, as disclosed in the 2011 proxy statement. VARIABLE COMPENSATION 2010 2009 Bonus $3,600,000 $4,100,000 PRP Awards $1,700,000 $2,050,000 Stock Options -- $1,154,500* Restricted Share Units $2,364,800 $2,364,800 Total Variable Compensation $7,664,800 $9,283,000 % Increase – (Decrease) (-17.4%) * Reflects Assured Guaranty’s methodology to calculate value of stock options. We believe it is appropriate to look to amounts awarded at the time of grant because it is then, not at the time of vesting and payout of a previous award, that our Compensation Committee is able to make long-term compensation decisions that reflect the Company’s performance in a given year. The Compensation Committee cannot change the terms of prior year awards; executive officers are entitled to payouts under existing PRP awards to the extent the adjusted book value per share and operating return on equity performance targets are met. We invite you to read the proxy statement for more information regarding the Company’s proposals and the reasons our Board is recommending a vote “FOR” approval of our executive compensation program.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 4, 2011 This supplemental information, as well as our proxy statement for the 2011 Annual General Meeting, form of proxy card and 2010 Annual Report, is available at www.assuredguaranty.com/annualmeeting and at www.proxyvote.com. Important Information Regarding Voting If you have already voted on Proposal No. 3 or any other proposal described in the Company's proxy statement and you wish to change your vote, you may do so by: Sending in another signed proxy with a later date or resubmitting your vote by telephone or the Internet, Sending a letter revoking your proxy to our Secretary at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, or Attending the Annual General Meeting and voting in person. If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken. We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations. If you have any questions, please feel free to contact James M. Michener, our General Counsel, at (441) 279-5702.